UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 13, 2010

Active Power, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-30939	74-2961657
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2128 W. Braker Lane, BK12

Austin, Texas 78758

(Address of principal executive offices, including zip code)

(512) 836-6464

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As described under Item 5.07 of this Current Report, at the Annual Meeting of Stockholders of Active Power, Inc. (“Active Power” or the “Company”) held on May 13, 2010 (the “Annual Meeting”), the stockholders of Active Power voted on and approved the Active Power 2010 Equity Incentive Plan (the “2010 Plan”).

The purposes of the 2010 Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide incentives to individuals who perform services to the Company, and to promote the success of the Company’s business. These incentives are provided through the grant of stock options, stock appreciation rights, restricted stock awards, restricted stock units, performance shares and performance units.

The 2010 Plan will be administered by the Board of Directors or a committee of individuals satisfying applicable laws appointed by the Board of Directors (the “Administrator”). Subject to the terms of the 2010 Plan, the Administrator has the sole discretion to select the employees, consultants, and directors who will receive awards, to determine the terms and conditions of awards, to modify or amend each award (subject to the restrictions of the 2010 Plan), including to accelerate vesting or waive forfeiture restrictions, and to interpret the provisions of the 2010 Plan and outstanding awards.

The 2010 Plan share reserve includes (i) 2,100,000 shares, (ii) any Shares which have been reserved but not issued pursuant to any awards granted under the 2000 Stock Incentive Plan (the “2000 Plan”) as of the date of stockholder approval of the 2010 Plan, plus (iii) the number of shares subject to outstanding awards under the 2000 Plan that expire or otherwise terminate without having been exercised in full, or are forfeited to or repurchased by the Company (up to a maximum of 5,639,442 shares pursuant to this subsection (iii)). If any award granted under the 2010 Plan expires, lapses or becomes unexercisable without having been exercised in full, or if shares subject to forfeiture or repurchase are forfeited or repurchased by the Company due to failure to vest, any such shares that are reacquired or subject to such a terminated award will again become available for issuance under the 2010 Plan.

The 2010 Plan contains annual grant limits intended to satisfy Section 162(m).

Each option granted under the 2010 Plan will be evidenced by a written agreement between the Company and a participant specifying the number of shares subject to the option and the other terms and conditions of the option, consistent with the requirements of the 2010 Plan. Awards of restricted stock, restricted stock units, performance shares, performance units and other incentives under the 2010 Plan may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Code Section 162(m) and may provide for a targeted level or levels of achievement.

The 2010 Plan provides that, in the event of a merger or our “change in control” (as defined in the 2010 Plan), the Administrator will have authority to determine the treatment of outstanding awards. If the successor corporation does not assume or substitute outstanding awards, the options and stock appreciation rights will become fully vested and exercisable, all restrictions on restricted stock, restricted stock units, performance shares and performance units will lapse, and, with respect to awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met.

The 2010 Plan will automatically terminate 10 years from the date of its adoption by the Administrator, unless terminated at an earlier time by the Administrator. The Administrator may terminate or amend the 2010 Plan at any time, provided that no amendment may be made without stockholder approval to the extent approval is necessary or desirable to comply with any applicable laws.

The terms and conditions of the 2010 Plan are more fully described in Active Power’s Proxy Statement on Schedule 14A dated April 13, 2010 and filed with the Securities and Exchange Commission on April 6, 2010. The description of the 2010 Plan contained in this Current Report is qualified in its entirety by reference to the full text of the 2010 Plan, which is filed as Exhibit 10.1 hereto and is incorporated by reference herein.

Item 5.07.	Submission of Matters to a Vote of Security Holders.

The information contained in Item 5.02 above is hereby incorporated by reference. At the Annual Meeting, the stockholders of Active Power re-elected the following individuals as Class I Directors to serve on the Board of Directors:

Nominee	Votes For	Votes Withheld	Broker Non Votes
Rodney S. Bond	29,532,556	5,020,982	16,276,473
Benjamin L. Scott	29,660,387	4,893,151	16,276,473

Each Class I Director will serve until the Company’s 2013 annual meeting, or until his successor is duly elected and qualified.

In addition, the following proposals were voted on and approved at our Annual Meeting:

	Votes For	Votes Against	Abstentions	Broker Non Votes
Proposal to approve the 2010 Plan	29,608,104	4,908,217	37,217	16,276,473

Proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent auditor for the fiscal year ending December 31, 2010	50,607,643	192,931	29,437	0

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Active Power, Inc. 2010 Equity Incentive Plan

10.2	Form of standard Stock Option Agreement under the Active Power, Inc. 2010 Equity Incentive Plan

10.3	Form of standard Restricted Stock Agreement under the Active Power, Inc. 2010 Equity Incentive Plan

10.4	Form of standard Restricted Stock Unit Agreement under the Active Power, Inc. 2010 Equity Incentive Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACTIVE POWER, INC.

Date: May 18, 2010	By:	/S/ JOHN PENVER
John Penver
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Active Power, Inc. 2010 Equity Incentive Plan

10.2	Form of standard Stock Option Agreement under the Active Power, Inc. 2010 Equity Incentive Plan

10.3	Form of standard Restricted Stock Agreement under the Active Power, Inc. 2010 Equity Incentive Plan

10.4	Form of standard Restricted Stock Unit Agreement under the Active Power, Inc. 2010 Equity Incentive Plan.